SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2007

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2007, Urigen Pharmaceuticals, Inc. (the “Company” or “Urigen”) entered into an Employment Agreement (the “Employment Agreement”) with Dennis Giesing, Ph.D effective as of September 1, 2007. Pursuant to the terms of the Employment Agreement, Dr. Giesing was appointed to serve as Chief Scientific Officer of the Company for a term of four years which shall be renewed for successive one-year terms unless terminated by either party upon written notice 30 days prior to the expiration of the term. The Employment Agreement provides for an annual base salary of $220,000 during the first year of the initial term of the Employment Agreement, and a bonus of $20,000 upon the achievement of certain milestones.

In the event the Company terminates Dr. Giesing for any reason other than for cause, death or disability or Dr. Giesing terminates the Employment Agreement for good reason (as defined in the Employment Agreement), the Company shall (i) pay any accrued but unpaid compensation in a lump sum payment within thirty days; (ii) continue to pay the annual base salary and bonus for the greater of the remainder of the term or for a period of six months; and (iii) provide Dr. Giesing with certain benefits for the greater of the remainder of the term or for a period of six months. However, if during the six months after a non-negotiated change of control (as defined in the Employment Agreement), either the Company or the Dr. Giesing terminates the Employment Agreement for any reason or no reason or Dr. Giesing is terminated at any time without cause (as defined in the Employment Agreement) or Dr. Giesing terminates his employment for good reason (as defined in the Employment Agreement), the Company shall pay the greater of a lump sum in cash equal to 200% of the annual base salary of a lump sum payment of the remaining base salary through the term of agreement.

If Dr. Giesing’s employment is terminated by the Company for cause or if Dr. Giesing terminates his employment other than for good reason (as defined in the Employment Agreement), Dr. Giesing shall receive the accrued but unpaid portion of his annual base salary.

Under the terms of the Employment Agreement, Dr. Giesing shall be entitled to customary benefits and expense reimbursements.

Dr. Giesing also agreed to customary non-solicitation and non-competition provisions.

Since 2004, Dr. Giesing has served as CEO and co-founder of CepheidRx LLC, a pharmaceutical design and consulting company. From 2002 through 2004, Dr. Giesing served as Senior Vice President, Lead Optimization at Aventis Pharmaceuticals, Inc., a global translational research and development group. Previously, from 1997 through 2002, Dr. Giesing served as Vice President, Global Drug Metabolism and Pharmacokinetics at Aventis Pharmaceuticals, S.A. Dr. Giesing received a PhD in Biochemical Pharmacology and Bachelor of Science degree in Chemistry from the University of Missouri

Item 7.01.	Regulation FD Disclosure.

On October 4, 2007 the Company issued a press release with respect to appointment of Dr. Giesing. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Employment Agreement effective as of September 1, 2007 between Urigen Pharmaceuticals, Inc. and Dennis Giesing

99.1	Press Release dated October 4, 2007

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: October 10, 2007	By:	/s/ William J. Garner
William J. Garner, MD
President and Chief Executive Officer